NUMBER

0

SHARES



INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

LEGENDS BUSINESS GROUP, INC.

AUTHORIZED CAPITAL STOCK 500,000,000 COMMON SHARES WITH A PAR VALUE OF $0.001 PER SHARE

SPECIMEN

This Certifies that ______________________________ *is the*

owner of ______________________________

fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this* __________ *day of* __________ *A.D.* ______

____
SECRETARY

____
PRESIDENT